Exhibit 99.1

Media Contact:

Paula Dunn

Dolby Laboratories

415-645-4100

investor@dolby.com

Court Grants Dolby Laboratories’ Motions for Summary

Judgment Ruling that AC-3 Does Not Infringe Lucent’s

‘457 and ‘938 Patents

San Francisco, April 25, 2005—Dolby Laboratories, Inc. (NYSE: DLB) announced today that on April 22, 2005, the US District Court for the Northern District of California granted Dolby’s motions for summary judgment that Dolby has not infringed, induced others to infringe, or contributed to the infringement of United States Patent No. 5,341,457 (the “‘457 patent”) or United States Patent No. 5,627,938 (the “‘938 patent”). The ‘457 patent and the ‘938 patent generally involve a process and means for digitally encoding and decoding audio signals. Dolby filed these motions as part of an ongoing dispute with Lucent Technologies, Inc., and Lucent Technologies Guardian I, LLC (together “Lucent”), in which Dolby contended that Lucent was wrongly asserting that Dolby licensees using Dolby® AC-3 audio compression technology (also known as Dolby Digital) required licenses to the ‘457 and ‘938 patents. In granting summary judgment of noninfringement, the court found that Lucent had not presented evidence from which a reasonable fact finder could find that Dolby® AC-3 technology infringes either the ‘457 or ‘938 patents. The court’s April 22, 2005, ruling resolves these issues in favor of Dolby.

In May 2001, Dolby filed a lawsuit against Lucent in the United States District Court seeking a declaration that the ‘457 and ‘938 patents are invalid and that Dolby has not infringed, induced others to infringe, or contributed to the infringement of any of the claims of these patents. In August 2002, Lucent filed counterclaims alleging that Dolby has infringed the two patents at issue directly and by inducing or contributing to the infringement of those patents by others. Lucent contended that products manufactured by Dolby licensees incorporating Dolby® AC-3 technology infringe those patents. Lucent sought injunctive relief and unspecified damages.

The court’s April 22, 2005, ruling granting summary judgment of noninfringement can be appealed to the United States Federal Circuit Court of Appeals.

The trial, with respect to the remaining aspects of Dolby’s lawsuit (in which Dolby is seeking to invalidate the ‘457 and ‘938 patents), is scheduled to commence on September 9, 2005.

About Dolby Laboratories

Dolby Laboratories (NYSE: DLB) develops and delivers products and technologies that make the entertainment experience more realistic and immersive. For nearly four decades, Dolby has been at the forefront of defining high-quality audio and surround sound in cinema, broadcast, home audio systems, cars, DVDs, headphones, games, televisions, and personal computers. Based in San Francisco with European headquarters in England, the company has entertainment industry liaison offices in New York and Los Angeles, and licensing liaison offices in London, Shanghai, Beijing, Hong Kong, and Tokyo. For more information about Dolby Laboratories or Dolby technologies, please visit www.dolby.com. DLB-F

Dolby, Dolby Digital, and the double-D symbol are registered trademarks of Dolby Laboratories. S05/16257

Source: Dolby Laboratories